Atlantic Energy, Inc.
                         Consolidating Income Statement
                     For the Year to Date December 31, 1997


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                                    Consolidating          Atlantic
                                       Entries           Energy, Inc.
                                   (Debit) Credit        Consolidated           Rounded


Operating Revenues:
   Electric Revenues             $   (6,547,811.81)    $  989,941,360.69    $       989,941
   Other Revenues                   (24,037,688.26)                 0.00                  0
                                 ------------------    -----------------    ---------------
Total Operating Revenues            (30,585,500.07)       989,941,360.69            989,941
                                 ------------------    -----------------    ---------------

Operating Expenses:
   Net Energy                                 0.00        222,671,569.62            222,672
   Purchased Power                            0.00        197,386,367.72            197,386
   Operations                        23,623,939.29        163,246,683.41            163,247
   Maintenance                          284,797.16         32,603,657.36             32,604
   Depreciation
     & Amortization                     673,715.99         83,276,335.85             83,276
   State Excise Taxes                         0.00        103,990,923.19            103,991
   State Income Taxes                   178,518.16                  0.00                  0
   Federal Income Taxes                (621,948.09)        43,801,652.86             43,801
   Other Taxes                          323,199.01          7,292,760.56              7,293
                                 -----------------     -----------------    ---------------
Total Operating Expenses:            24,462,221.52        854,269,950.57            854,270
                                 -----------------     -----------------    ---------------

Total Operating Income              (55,047,721.59)       135,671,410.12            135,671

Other income:
   Nonutility Revenues
     & Gains                         24,840,136.22         24,840,136.22             24,840
   Nonutility Expenses,
     including interest
     & income taxes                 (24,029,048.08)       (24,029,048.08)           (24,029)
                                 ------------------    ------------------   ----------------
     Net Earnings from
     Nonutility Companies               811,088.14            811,088.14                811
   Net Earnings from
     Subsidiary Companies           (83,329,164.81)                 0.00                  0
   Net Earnings from
     Joint Venture                                           (803,619.00)              (803)
   Net Earnings from
     Investees                       *1,866,400.45                  0.00                  0
   AFDC - Equity Funds                        0.00            815,420.56                815
   Other income                      (2,707,807.16)        12,004,675.98             12,005
   Other (Expense)                       35,177.99                  0.00                  0
                                 -----------------     -----------------    ---------------
Total Other Income                  (83,324,305.39)        12,827,565.66             12,828
                                 ------------------    -----------------    ---------------

Income before Utility
   Interest Charges
   & Preferred Dividends           (138,372,026.98)       148,498,975.80            148,499
                                 ------------------    -----------------    ---------------

Utility Interest Charges:
   Interest on Long
     Term Debt                        2,719,706.66         59,597,319.59             59,597
   Interest on Short
     Term Debt                        3,075,516.67          4,430,403.98              4,430
   Other Interest Expense               323,195.80            473,194.75                473
                                 -----------------     -----------------    ---------------
Total Interest Charges                6,118,419.13         64,500,918.32             64,501
   AFDC - Borrowed Funds                      0.00          1,002,685.41              1,003
                                 -----------------     -----------------    ---------------
Net Interest Charges                  6,118,419.13         63,498.232.91             63,498

Preferred Dividends of
   Subsidiary                         5,775,000.00                  0.00                  0
                                 -----------------     -----------------    ---------------
Income Before Preferred
   Dividends of Subsidiary         (150,265,446.11)        85,000,742.89             85,001
                                 ------------------    -----------------    ---------------
Preferred Dividends of
   Subsidiary                        (5,775,000.00)        10,595,650.00             10,596

Net Income (Loss)                  (144,490,446.11)        74,405,092.89             74,405
                                 ------------------    -----------------    ---------------
Preferred Dividend
   Requirements                       4,820,650.00                  0.00                  0
                                 -----------------     -----------------    ---------------
Income Available for
   Common Stock                  $ (149,311,096.11)        74,405,092.89    $        74,405
                                  =================    =================    ===============

Earnings Per Share                                     $          1.4184
                                                        ================

Retained Earnings, Beginning
   of Period                     $  222,800,889.93     $  227,629,668.69
Net Income (Loss)                    83,329,164.81         74,405,092.89
Dividends - Common Stock            (80,856,127.64)       (80,856,127.64)
Dividends - Preferred Stock          (4,820,650.00)                 0.00
Preferred Stock Expense                (108,152.68)                 0.00
Other Charges                                 0.02            444,115.63
                                 -----------------      ----------------
Retained Earnings, End of
   Period                        $  220,345,124.44     $  221,622,789.57
                                  ================      ================

Average Shares (Diluted)
Consolidated Earnings Per
   Share - Reported              $            1.42


                     * Includes 1996 Enerval Audit Adjustment ($2,537,868.50)



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